EXHIBIT 28(a) 3 UNDER FORM N-1A
EXHIBIT 3(i) UNDER ITEM 601/REG. S-K

ARTICLES SUPPLEMENTARY

OF

FEDERATED GOVERNMENT INCOME SECURITES, INC.

FEDERATED GOVERNMENT INCOME SECURITIES, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is authorized to issue two billion (2,000,000,000) shares of common stock, all of which have a par value of one tenth of one cent ($0.001) per share, with an aggregate par value of $2,000,000. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

SECOND: The Board of Directors of the Corporation hereby reclassifies 300,000,000 shares of the authorized and unissued shares of Federated Government Income Securities, Inc. Class B Shares as authorized but unclassified and unissued shares of the Corporation.

THIRD: Immediately before the reclassification of shares as set forth in Article SECOND hereto, the Corporation was authorized to issue two billion (2,000,000,000) shares of common stock, all of which have a par value of one tenth of one cent ($0.001) per share, with an aggregate par value of $2,000,000 which were classified as follows:

CLASSES	SHARES
Federated Government Income Securities, Inc. Class A Shares	500,000,000
Federated Government Income Securities, Inc. Class B Shares	300,000,000
Federated Government Income Securities, Inc. Class C Shares	300,000,000
Federated Government Income Securities, Inc. Class F Shares	400,000,000
Federated Government Income Securities, Inc. Class T Shares	500,000,000
Aggregate Authorized Shares	2,000,000,000

Following the aforesaid reclassification of shares as set forth in Article SECOND hereto, the Corporation will be authorized to issue two billion (2,000,000,000) shares of common stock, all of which have a par value of one tenth of one cent ($0.001) per share, with an aggregate par value of $2,000,000 classified as follows:

CLASSES	SHARES
Federated Government Income Securities, Inc. Class A Shares	500,000,000
Federated Government Income Securities, Inc. Class C Shares	300,000,000
Federated Government Income Securities, Inc. Class F Shares	400,000,000
Federated Government Income Securities, Inc. Class T Shares	500,000,000
Federated Government Income Securities, Inc. Unclassified Shares	300,000,000
Aggregate Authorized Shares	2,000,000,000

FOURTH: The shares of common stock of the Corporation reclassified hereby shall be subject to all of the provisions of the Corporation’s charter relating to shares of stock of the Corporation generally and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms of condition of redemption set forth in Article FOURTH, paragraph (b) of the Articles of Incorporation of the Corporation.

FIFTH: The stock has been classified and reclassified by the Board of Directors under the authority contained in the charter of the Corporation.

SIXTH: The Articles Supplementary will become effective immediately upon filing with the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on

January 17, 2018.

The undersigned, President and Assistant Secretary of the Corporation, hereby acknowledge that these Articles Supplementary are the act of the Corporation, and that to the best of their knowledge, information and belief, all the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	FEDERATED GOVERNMENT INCOME SECURITIES, INC.

By: /s/ George F. Magera	By: /s/ J. Christopher Donahue
George F. Magera	J. Christopher Donahue
Assistant Secretary	President